                                                                   EXHIBIT 10.21

                           GREENHOUSE OPERATION AND
                             MANAGEMENT AGREEMENT


         This GREENHOUSE OPERATION AND MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of July 31, 1996, to be effective January 1, 1996, between WOLF CREEK RIFLE LLC, a Colorado limited liability company ("WCR") and COLORADO GREENHOUSE LLC, a Colorado limited liability company ("Colorado Greenhouse").

                                   RECITALS

         A. American Atlas # 1, Ltd., a Colorado limited partnership ("AA#1") and Westinghouse Credit Corporation have previously entered into a Facility Site Lease dated January 1, 1993, under which AA#1 is the developer of a 75 megawatt gas-fired cogeneration facility consisting of an electrical generating facility (the "Power Plant") and an approximately 13.5-acre greenhouse facility and related packing facility (collectively, the "Greenhouse") located in Garfield County, Colorado.

         B. AA#1 and WCR have previously entered into a Greenhouse Lease Agreement, dated as of April 15, 1993 (the "Greenhouse Lease"), a copy of which is attached hereto as Exhibit A, pursuant to the terms of which AA#1 leased the Greenhouse to WCR.

         C. Colorado Greenhouse is in the business of managing and operating greenhouses.

         D. WCR and Colorado Greenhouse desire to enter into this Agreement in order for WCR to engage Colorado Greenhouse to operate and manage the Greenhouse on the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

 Article 1.  Engagement of Colorado Greenhouse.
 ---------------------------------------------

         WCR hereby engages Colorado Greenhouse, and Colorado Greenhouse hereby agrees, to operate and manage the Greenhouse in accordance with the terms and conditions of this Agreement.

 Article 2.  Definitions.
 -----------------------

         Unless otherwise specifically set forth in this Agreement, the Definitions that shall apply are as set forth in this Article 2.

         "AA#1" shall have the meaning set forth in the recitals hereto.
          ----

         "Allocated Percentage" means the percentage set forth in Exhibit B
          --------------------
attached hereto, as the same may be amended from time to time as provided in
Section 15.14.

         "Annual Operating Budget" means an operating budget submitted by
          -----------------------
Colorado Greenhouse to WCR and approved by WCR for two year operating periods beginning with the Commencement Date, showing for each month of the following two years (or, as the case may be, for the balance of the current calendar year and then for the following calendar year) Greenhouse Revenues and Greenhouse Operating Expenses.

         "Applicable Laws" means all laws, treaties, ordinances, judgments,
          ---------------
decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, interpretations and permits of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over performance of the Services to be performed hereunder, or operation of the Greenhouse, as may be in effect and as amended from time to time.

         "Applicable Permits" means all permits, licenses and similar items
          ------------------
required to be obtained or maintained in connection with performance of the Services to be performed hereunder, or operation of the Greenhouse, as may be in effect from time to time and as amended from time to time.

         "BGP" means Brush Greenhouse Partners, a Colorado general partnership.
          ---

         "BGP Greenhouse" means the greenhouse leased to BGP and operated by
          --------------
Colorado Greenhouse.

         "BGPII" means Brush Greenhouse Partners II LLC, a Colorado limited
          -----
liability company.

         "BGPII Greenhouse" means the greenhouse leased to BGPII and operated by
          ----------------
Colorado greenhouse.

         "Colorado Greenhouse Gross Margin" means, with respect to any calendar
          --------------------------------
year, Net Revenues for such year minus (a) the aggregate Primary Fee for such year and (b) the aggregate primary fees for such year paid by Colorado Greenhouse with respect to the Other Greenhouses.

         "Colorado Greenhouse Operating Expenses" mean, with respect to any
          --------------------------------------
period, the following amounts incurred (or accrued in accordance with prudent accounting practices and the Annual Operating Budget) by Colorado Greenhouse during such period in connection with the operation and management of the Greenhouse and the Other Greenhouses (to the extent not reimbursed by WCR, AA#1 or a third party): (i) all greenhouse labor and general and administrative labor expenses, including all salaries, employee benefits (including related taxes and contributions) and other compensation paid to Colorado Greenhouse's employees and independent contractors, (ii) all packaging and delivery expenses,
(iii) all direct costs including propagation materials, seed, fertilizer, fungicides, insect, biological, bee and CO2 costs, (iv) all operating expenses including utilities (including costs of water), repairs and maintenance and equipment leases, (v) insurance premiums, (vi) fees for accounting, legal and other professional services, (vii) general and administrative expenses, (viii) permitting fees and expenses, (ix) payments made with respect to loans made to Colorado Greenhouse in connection with its formation and operations, (x) sales and marketing expenses, and (xi) all other cash expenditures relating to the operation, management, repair and maintenance costs of the Greenhouse and the Other Greenhouses.

         "Colorado Greenhouse Revenues" mean, with respect to any period, all
          ----------------------------
revenues and payments made to Colorado Greenhouse during such period in connection with the operation of the Greenhouse and the Other Greenhouses, including, without limitation, all amounts payable or owed to Colorado Greenhouse under contracts relating to the Greenhouse and the Other Greenhouses, all other payments received by Colorado Greenhouse from the sale of vegetables or other produce or crops produced by the Greenhouse and the Other Greenhouses, and proceeds received from business interruption insurance.

         "Commencement Date" means January 1, 1996.
          -----------------

         "Facility" means the Power Plant and the Greenhouse.
          --------

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         "FERC Order" means the Order Granting Application for Certification as
          ----------
a Qualifying Cogeneration Facility issued May 22, 1987, by the Federal Energy Regulatory Commission, as the same may be amended, supplemented or replaced.

         "Forced Outage" means any outage resulting from a design defect,
          -------------
inadequate construction, operator error or a breakdown of the mechanical or electrical equipment that results in a reduction of the hot water delivered to the Greenhouse.

         "Ft. Lupton Greenhouse" means the greenhouse leased to Rocky Mountain
          ---------------------
and operated by Colorado Greenhouse, located in Ft. Lupton, Colorado.

         "Good Greenhouse Practices" mean the practices, methods and acts that
          -------------------------
are applied by prudent operators of cogeneration facility related greenhouses in a manner consistent with applicable industry codes, standards and regulations, and Applicable Laws, and designed to optimize productivity, reliability, safety, environmental protection, economy and expediency.

         "Greenhouse Operating Expenses" mean, with respect to any period, the
          -----------------------------
following amounts incurred (or accrued in accordance with prudent accounting practices and the Annual Operating Budget) by Colorado Greenhouse during such period in connection with the operation and management of the Greenhouse (to the extent not reimbursed by WCR, AA#1 or a third party): (i) all greenhouse labor and general and administrative labor expenses, including all salaries, employee benefits (including related taxes and contributions) and other compensation paid to Colorado Greenhouse's employees and independent contractors, (ii) all packaging and delivery expenses, (iii) all direct costs including propagation materials, seed, fertilizer, fungicides, insect, biological, bee and CO2 costs,
(iv) all operating expenses including utilities (including water), repairs and maintenance and equipment leases, (v) insurance premiums, (vi) fees for accounting, legal and other professional services, (vii) general and administrative expenses, (viii) permitting fees and expenses, (ix) sales and marketing expenses, and (x) all other cash expenditures relating to the operation, management, repair and maintenance costs of the Greenhouse.

         "Greenhouse Revenues" mean, with respect to any period, all revenues
          -------------------
and payments made to Colorado Greenhouse during such period in connection with the operation of the Greenhouse, including, without limitation, all amounts owed to Colorado Greenhouse under contracts relating to the Greenhouse, all other payments received by Colorado Greenhouse from the sale of vegetables or other produce or crops produced by the Greenhouse and proceeds received from business interruption insurance with respect to the Greenhouse.

         "Other Greenhouses" mean, collectively, the BGP Greenhouse, the BGPII
          -----------------
Greenhouse and the Ft. Lupton Greenhouse (to the extent that the above are being operated and managed by

Colorado Greenhouse), or such other greenhouses as Colorado Greenhouse may operate or manage during the term of this Agreement with the consent of WCR and AA#1.

         "Net Revenues" mean, with respect to any period, Colorado Greenhouse
          ------------
Revenues minus Colorado Greenhouse Operating Expenses for such period.

         "Party or Parties" means WCR or Colorado Greenhouse, or both, as the
          ----------------
context may require.

         "Primary Fee" means an amount, payable within 30 days after the end of
          -----------
each calendar quarter during the term of this Agreement, equal to the Allocated Percentage of Net Revenues, which amount shall not exceed the Allocated Percentage of $3,429,092 for any calendar year.

         "Primary Fee Deficiency" means an amount, to be calculated by WCR
          ----------------------
within 30 days after the end of each calendar year during the term of this Agreement, equal to the amount, if any, by which the Allocated Percentage (14.581%) of $3,429,092 exceeds the aggregate payments made on account of the Primary Fee for such calendar year.

         "Program" means the program for marketing, production and maintenance
          -------
of the Greenhouse as prepared by Colorado Greenhouse and reviewed and approved at least annually by WCR, which program shall cover the marketing, production and maintenance necessary for the Greenhouse (including capital improvements which shall be specified as such), a detailed staffing plan providing for the necessary personnel and all other matters relevant to the operation of the Greenhouse and Colorado Greenhouse's duties under this Agreement.

         "Project Documents" mean any and all agreements, contracts and permits,
          -----------------
now or hereafter existing, relating to or affecting the operation of the Greenhouse, as the same may be amended, supplemented or replaced from time to time. A list of Project Documents as of the date of this Agreement is attached hereto as Exhibit C.

         "Qualifying Facility" means a facility meeting all of the requirements
          -------------------
for a "qualifying cogeneration facility" set forth in the regulations implementing the Public Utility Regulatory Policies Act of 1978, as amended from time to time, and in Part 292 of Title 18 of the Code of Federal Regulations, as amended from time to time.

         "Rocky Mountain" means Rocky Mountain Produce Limited Liability
          --------------
Company, a Colorado limited liability company.

         "Services" mean the services and work performed by Colorado Greenhouse
          --------
according to the terms and conditions of this Agreement, including, without limitation, the work described in Article 3 as the duties of Colorado Greenhouse and specified in the Program.

         "Subcontractor" means, in relation to Colorado Greenhouse, any
          -------------
individual, firm, organization, or supplier under contract to Colorado Greenhouse for the performance of any part of Colorado Greenhouse's Services, provided that any such contract under which Colorado Greenhouse has payment obligations in excess of $250,000 in the aggregate in any one year period or material liabilities or risks to the Greenhouse shall be subject to prior approval by WCR.

         "Uncontrollable Forces" mean any cause beyond the control of the Party
          ---------------------
affected, including but not limited to acts of God, flood, earthquake, storm, fire, lightning, explosion, epidemic, war, riot, civil disturbance, sabotage, and restraint by court order or public authority, strike or labor disturbance, which by exercise of due foresight such Party could not reasonably have been expected to avoid, and which by exercise of due diligence it is unable to overcome. Neither Party shall, however, be relieved of liability for failure of performance if such failure is due to causes arising out of its own negligence or to removable or remediable causes which it fails to remove or remedy with reasonable dispatch.

         Article 3.  Duties of Colorado Greenhouse.
         -----------------------------------------

         3.1   Enumeration of Duties.  Colorado Greenhouse hereby agrees to
               ---------------------
perform the activities as generally described in this Article, and as contained elsewhere in this Agreement related to the operation and management of the Greenhouse consistent with the Annual Operating Budget and the Program. From and after the Commencement Date, Colorado Greenhouse shall, subject to WCR's discretion:

               (a) Safely and efficiently operate and maintain the Greenhouse in accordance with (i) the Annual Operating Budget, (ii) the Program and (iii) operations and maintenance manuals and warranties and procedures provided by the contractor for the Greenhouse.

               (b) Continuously operate the Greenhouse exclusively for the growing, processing, packaging and marketing of tomatoes and other greenhouse vegetables as provided in the Greenhouse Lease.

               (c) Assume and comply with the obligations of WCR under the Greenhouse Lease (excluding the obligation to pay rent) including, without limitation, utilizing the thermal heat from the Power Plant in such quantities as are from time to time specified by AA#1 as necessary to maintain the Qualifying Facility status of the Facility, provided, however, that such quantities must be practicable without enlargement or other material alteration of the Greenhouse or if enlargement or material alteration is required then the cost thereof must be borne by WCR or other third parties. The parties acknowledge that no scheduled maintenance that impacts the quantity of steam delivered or accepted on, or temporary securing of, the Greenhouse equipment utilizing the thermal heat or the power plant equipment generating the thermal heat shall be made without the prior consent of WCR (with respect to the Greenhouse equipment) or Colorado Greenhouse (with respect to the power plant equipment), as the case may be. In addition, the parties agree that in the event of a Forced Outage, whichever of WCR or Colorado Greenhouse that first has knowledge of such event shall immediately notify the other party. Within 30 days after the end of each calendar quarter during the term of this Agreement, Colorado Greenhouse shall provide to WCR an officer's certificate certifying that Colorado Greenhouse has complied with such lease terms.

               (d)  Pay, as the same become due, the Greenhouse Operating
Expenses.

               (e) Use its best efforts to market the produce from the Greenhouse.

               (f) Employ, pay, train and supervise that number of personnel in accordance with the staffing requirements set forth in the Annual Operating Budget, and plan and administer all matters pertaining to such employed personnel in the areas of labor relations, salaries, wages, working conditions, hours of work, termination of employment, employee benefits, safety and related matters. Colorado Greenhouse shall use reasonable care in the hiring of all its employees. All employees shall be employees of Colorado Greenhouse and their wages or other compensation shall be controlled and disbursed by Colorado Greenhouse.

               (g) Except as provided in Section 4.1(d) of this Agreement, repair or replace, at the expense of Colorado Greenhouse, as may be necessary in accordance with any manufacturer's directions, Good Greenhouse Practices and in a good and workmanlike manner any Greenhouse equipment that fails or malfunctions. If any such failure or malfunction is covered by a warranty, Colorado Greenhouse shall submit a timely warranty claim on behalf of WCR.

               (h) Subject to WCR's approval as required for a Subcontractor, engage any independent contractors necessary for making repairs to, or performing maintenance on, or installing improvements to the Greenhouse in the event that Colorado Greenhouse is not available or is otherwise unable to make or perform such repairs, maintenance or installations.

               (i) Maintain accurate records of all changes to the Greenhouse and up to date as-built drawings of the Greenhouse reflecting such changes.

               (j) Maintain regular communication with WCR, regarding the operation and management of the Greenhouse, including monthly production and sales reports, monthly operating costs, safety reports and other reports reasonably requested by WCR, specifying all operations at the Greenhouse during such period and noting any other material occurrences or operational results, and communicate in each instance, either by telephone or in writing, material changes in the anticipated operation of the Greenhouse or the marketing of produce therefrom, maintenance problems related to the Greenhouse and any notice or knowledge of violation or variance of any Applicable Law or Applicable Permit.

               (k) Make, in the name of WCR, contracts for janitorial, water, electricity, telephone and other applicable services, or such of them as Colorado Greenhouse shall deem advisable, and place orders for such equipment, tools, appliances, materials and supplies as are necessary to properly maintain and operate the Greenhouse.

               (l) Maintain a system of office records, books, and accounts with respect to the Greenhouse, which records shall be subject to examination by WCR or authorized agents or designees of WCR during all regular business hours. Records, books, and accounts shall be kept for a minimum of five years unless otherwise instructed by WCR. So long as Colorado Greenhouse operates all or any of the Other Greenhouses, Colorado Greenhouse shall allocate costs and revenues for the Greenhouse in accordance with the Allocation Percentage set forth on Exhibit B attached hereto.

               (m) Be cognizant of and adhere to the requirements set forth in the Project Documents insofar as they relate to the operation of the Greenhouse and the duties of Colorado Greenhouse under this Agreement.

               (n) Prior to the Commencement Date, submit to WCR a proposed Annual Operating Budget for the year in which this Agreement commences and the following year and cooperate with WCR to review and modify the same as necessary to obtain the approval of WCR's Management Committee prior to the Commencement Date; and thereafter submit to WCR a proposed Annual Operating Budget by November 1 of each year for the following two-year period and cooperate with WCR to review and modify the same as necessary to obtain the approval of WCR's Management Committee by December 1 of each year. If for any reason the approval of WCR's Management Committee is not so obtained, the Annual Operating Budget previously approved shall, until the approval of an Annual Operating Budget for the following two-year period, be deemed to be in force and be effective as the Annual Operating Budget for such year.

               (o) Review all federal, state and local laws and regulations establishing compliance requirements in connection with the operation and management of the Greenhouse.

Advise WCR on the need to secure or renew, as necessary, appropriate permits, licenses and approvals, and assist WCR in securing as appropriate, such permits, licenses and renewals as required.

               (p) Keep the Greenhouse free of all materialmen's, mechanics' and other liens for materials or services furnished to the Greenhouse at Colorado Greenhouse's direction.

               (q) Pay all real estate taxes attributable to the Greenhouse (as equitably apportioned by WCR provided that in no event shall Colorado Greenhouse be obligated for any portion of real estate or property taxes attributable to the heat storage units or the heat generating portions of the Facility) within five days of receipt of an invoice submitted by WCR. In addition, Colorado Greenhouse shall be responsible for all taxes payable to the appropriate taxing authorities for any sales, excise or other tax levied, imposed or assessed in the State of Colorado or by any other taxing authority in connection with the operation of the Greenhouse and the sale of produce therefrom.

               (r) By November 1 of each year, submit to WCR a proposed Program and cooperate with WCR to review and modify the same as necessary to obtain the approval of WCR's Management Committee.

               (s) Perform other normal business functions and otherwise operate and manage the Greenhouse in accordance with and as limited by the Greenhouse Lease and this Agreement.

         3.2   Limitations on Authority. Unless previously expressly approved in
               ------------------------
the Annual Operating Budget or otherwise approved in writing by WCR, Colorado Greenhouse or any Subcontractor, or any of their respective agents or representatives, shall not:

               (a) sell, lease, pledge or mortgage, convey, or make any license, exchange or other transfer of property or assets of WCR;

               (b) make, enter into, execute, amend, modify or supplement any contract or agreement on behalf of or in the name of WCR;

               (c) make any recoverable expenditure or acquire on a recoverable cost basis any equipment, materials, assets or other items, except for emergency expenditures and except in substantial conformity with the Annual Operating Budget and the Program; it being understood and agreed that Colorado Greenhouse shall not be entitled to reimbursement for any expenditures not made in accordance with this paragraph (c).

               (d) take or agree to take any other action that materially varies from the applicable Annual Operating Budget, the Program or any Applicable Law;

               (e) take, agree to take or fail to take any action that would cause a default under the Project Documents;

               (f) settle, compromise, assign, pledge, transfer, release or consent to the settlement, compromise, assignment, pledge, transfer or release of any claim, suit, debt, demand or judgment against or due by WCR or Colorado Greenhouse, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same;

               (g)  modify or alter the type of crop grown in the Greenhouse; or

               (h) schedule maintenance or temporarily secure the Greenhouse equipment utilizing the thermal heat.

         3.3   Limitation on Other Activities.  During the term of this
               ------------------------------
Agreement, Colorado Greenhouse shall not:

               (a) make any alterations, renovations, improvements or other installations in or about any part of the Greenhouse in excess of $25,000 unless and until Colorado Greenhouse shall cause plans and specifications therefor to have been reviewed by WCR and shall have obtained WCR's written approval thereof. If approval is granted, Colorado Greenhouse shall cause the work described in such plans and specifications to be performed, at its expense, promptly, efficiently, completely and in a good and workmanlike manner by duly qualified or licensed persons or entities. All such work shall comply with all applicable codes, rules, regulations and ordinances. Ordinary and customary repairs and replacements in and on the Greenhouse shall be promptly undertaken and promptly completed and need not have WCR's prior approval, unless such repairs or replacements materially decrease the value of usefulness of the Greenhouse or the Facility;

               (b) without the prior written consent of WCR, agree to any increase of the fees to be paid by Colorado Greenhouse under the greenhouse management and operating agreements for the Other Greenhouses; or

               (c) without the prior written consent of WCR and AA#1, cause any greenhouse or other business to be treated under this Agreement as an Other Greenhouse except the BGP Greenhouse, the BGPII Greenhouse and the Ft. Lupton Greenhouse.

         3.4   Payments by Colorado Greenhouse.  During the term of this
               -------------------------------
Agreement, Colorado Greenhouse shall pay the Primary Fee to WCR, on a timely basis. Any amount which is not paid within ten days after the same is due shall bear interest at a default rate equal to the rate of interest publicly announced or as published from time to time by Bank of America NT and SA as its "reference rate" plus six percent per annum from the first day due until paid.

Article 4.  Duties of WCR.
-------------------------

         4.1   Enumeration of Duties.  The following shall be WCR's
               ---------------------
responsibility to provide in support of the uninterrupted operation and maintenance of the Greenhouse:

               (a) Use reasonable efforts to maintain the Greenhouse Lease or any replacement contracts for the supply of thermal heat in sufficient quantities to maintain the Facility's FERC Order.

               (b) Providing a liaison person(s) available to Colorado Greenhouse twenty-four hours per day, authorized to make decisions on the part of WCR.

               (c) Enforcing diligently any claim WCR may have under insurance policies, equipment guarantees and warranties pertaining to the Greenhouse.

               (d) Paying for capital improvements as set forth in the Program. Except as otherwise agreed by Colorado Greenhouse, WCR shall pay for all capital improvements which (i) the Parties agree are required for continued usefulness of the Greenhouse and (ii) are required in connection with the expansion of the Greenhouse to maintain compliance with the FERC Order. Any other improvements that are made at the request of Colorado Greenhouse or that, in WCR's reasonable judgment, are to be made solely for the purpose of enhancing Colorado Greenhouse's growing programs, shall be made at Colorado Greenhouse's cost and expense, and may be made only with the prior written consent of WCR.

Article 5.  Term.
----------------

         5.1   Term.  This Agreement shall continue for a term equal to the term
               ----
of the Greenhouse Lease, unless sooner terminated as hereinafter provided.

         5.2   Termination Upon Default.  If any of the following events occur,
               ------------------------
WCR shall have the right upon written notice to Colorado Greenhouse, to terminate this Agreement:

               (a) If Colorado Greenhouse defaults in the performance of any obligation under this Agreement (other than the obligations under Section 3.4 of this Agreement) and such default is not cured by Colorado Greenhouse within 90 days after receipt of a notice specifying the default.

               (b) If (i) the cumulative Primary Fee Deficiency exceeds $250,000 at any time before December 31, 1996, (ii) the cumulative Primary Fee Deficiency exceeds $500,000 at any time before December 31, 1997 or (iii) the cumulative Primary Fee Deficiency exceeds $750,000 at any time after January 1, 1998.

               (c) If Colorado Greenhouse is adjudicated as bankrupt or insolvent and such adjudication is not vacated within ten days.

               (d) The filing of a voluntary or involuntary bankruptcy or insolvency petition of Colorado Greenhouse or the reorganization of Colorado Greenhouse whether pursuant to the federal Bankruptcy Act or any similar federal or state proceedings, unless such petition is filed by a party other than Colorado Greenhouse and is withdrawn or dismissed within 30 days after the date of filing.

               (e) The appointment of a receiver or trustee for the business or property of Colorado Greenhouse, unless such appointment shall be vacated within ten days of its entry.

               (f) The making by Colorado Greenhouse of an assignment for the benefit of its creditors.

         5.3   Payment of Expenses and Allocation of Crops After Termination.
               -------------------------------------------------------------
Except as set forth in this Section 5.3 and except for Colorado Greenhouse's obligations under Article 7 and Article 11, on the effective date of a termination, WCR and Colorado Greenhouse shall be relieved of all obligations thereafter accruing under this Agreement. Notwithstanding such termination, neither Party shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of Colorado Greenhouse, its obligation to make payment to WCR of all sums due WCR under this Agreement. After the effective date of a termination WCR shall either grant Colorado Greenhouse such use of the Greenhouse as is necessary to care for and harvest any crop planted before such date or compensate Colorado Greenhouse for the value of such crop as of the effective date of termination, subject to any right of offset that WCR may have for amounts owed to it hereunder.

         5.4  Termination of Greenhouse Lease.  In the event that the Greenhouse
              -------------------------------
Lease is terminated for any reason whatsoever, this Agreement shall automatically terminate without any further act or instrument.

         5.5  Surrender of Greenhouse.  Upon the termination of this Agreement
              -----------------------
but subject to the terms of Section 5.3, Colorado Greenhouse will surrender the Greenhouse in as good condition as when received, excepting depreciation caused by ordinary wear and tear.

         5.6  Training of New Personnel.  Upon termination of this Agreement,
              -------------------------
Colorado Greenhouse will make available to WCR one qualified employee for a period of two months after the termination of this Agreement for the purpose of training new personnel in the operation and management of the Greenhouse.


Article 6.  WCR's Right to Audit/Inspection of Records.
------------------------------------------------------

         (a) WCR shall have the right, at any time and from time to time to audit or cause an independent audit to be made of Colorado Greenhouse's books and records for the purposes of verifying compliance with the provisions of this Agreement. In the event that any such audit indicates that Colorado Greenhouse underpaid any amount due to WCR under this Agreement, Colorado Greenhouse shall pay such additional sum and such audit shall be deemed to be binding and conclusive, unless a request is made, within fifteen days after receipt of a copy of such audit by Colorado Greenhouse, for a consultation with such auditors. Such audit, after consultation and modification, if any, shall be binding and conclusive unless the consultation results in irreconcilable differences with respect to any material item in the report. In such event, the disputed item will be submitted to a firm of independent certified public accountants, acceptable to WCR, for resolution, and the fees of such firm shall be paid equally by Colorado Greenhouse and WCR, unless Colorado Greenhouse is obligated for full payment pursuant to this Article 6. If the submission to the independent certified public accountants results in changes in the audit report, the report as so changed shall be binding and conclusive. In the event that the audit indicates that there were deficiencies in the aggregate amount of $10,000 or more in the amounts which should have been paid by Colorado Greenhouse to WCR pursuant to this Agreement, Colorado Greenhouse shall pay all costs of audits incurred by WCR under this Article 6 together with interest on the amount of the deficiency payable at the interest rate set forth in Section 3.4(a) of this Agreement.

         (b) In addition, WCR shall have the right, from time to time, during normal business hours, upon 48 hours' prior notice, to inspect any equipment, documents or other information in the possession of Colorado Greenhouse to the extent such materials or information directly impacts the ability of AA#1 to maintain its Federal Energy Regulation Commission Qualifying Status.

Article 7.  Exclusive Warranties; Remedies.
------------------------------------------

         7.1   Warranty.  Colorado Greenhouse warrants to WCR that the Services
               --------
performed under this Agreement shall be performed in a competent, prudent and efficient manner, in accordance with this Agreement, Good Greenhouse Practices, all warranties and procedures for the Greenhouse and all safety, fire protection and other requirements of applicable insurance policies.

         7.2   No Consequential Damages.  In no event shall Colorado Greenhouse,
               ------------------------
WCR or any of their respective affiliates, owners, members, managers, employees or agents, be liable for any consequential, incidental or special damages or any other liabilities not expressly set forth herein, regardless of whether based on contract, warranty, indemnity, tort, strict liability or otherwise.

         7.3   No limitation on Claims Against Third Parties. Nothing contained
               ---------------------------------------------
in this Article 7 or any other provision of this Agreement shall be deemed to waive, limit or impair in any way any claims that WCR may have against Subcontractors, manufacturers of equipment or any other person.

Article 8.  Insurance.
---------------------

         8.1   Colorado Greenhouse's Coverage.  At all times after the
               ------------------------------
Commencement Date, Colorado Greenhouse will carry and maintain, at its expense:

               (a) public liability insurance including insurance against assumed or contractual liability under this Agreement, in such amount as WCR may reasonably request.

               (b) all-risk casualty insurance covering all of the personal property in, on or about the Greenhouse including all improvements installed in, on or about the Greenhouse by or on behalf of Colorado Greenhouse, in such amounts as WCR may reasonably request;

               (c) if and to the extent required by law, workers compensation or similar insurance in form and amounts required by law; and

               (d) such other insurance as WCR may require, including, but not limited to, insurance that WCR or AA#1 is required to provide pursuant to the terms of any applicable agreement affecting the Facility.

         8.2   Subcontractor's Coverage.  Colorado Greenhouse shall require all
               ------------------------
of its Subcontractors engaged in work at the Greenhouse to maintain insurance coverage of the types and in the amounts at least equal to the insurance coverage that Colorado Greenhouse is required to maintain in accordance with Section 8.1 above.

         8.3   Umbrella Coverage. Umbrella coverage may cover any portion of the
               -----------------
limits of liability required in Sections 8.1 and 8.2 above, provided it has all the coverages and requirements for the type of coverage.

         8.4   Insurance Provisions.  The company or companies writing such
               --------------------
insurance policies, as well as the form of such insurance shall at all times be subject to WCR's approval. Public liability and all-risk casualty insurance policies evidencing such insurance shall name WCR or its designee as additional insureds, and shall contain such other provisions and endorsements as WCR may request.

         8.5   Evidence of Insurance.  Before the date on which such insurance
               ---------------------
first is required to be carried by Colorado Greenhouse, and thereafter, at least 30 days before the effective date of any renewal of any such policy, Colorado Greenhouse will deliver to WCR either a duplicate original of the aforesaid policy or a certificate evidencing such insurance.

Article 9.  Applicable Permits.
------------------------------

         All Applicable Permits shall be obtained and maintained by Colorado Greenhouse on behalf of WCR. WCR shall cooperate with Colorado Greenhouse in the securing of such Applicable Permits.

Article 10.  Applicable Laws.
----------------------------

         10.1  Applicable Laws.  Colorado Greenhouse shall operate and maintain
               ---------------
the Greenhouse in conformance with all Applicable Laws and Applicable Permits, including without limitation the disposing of any hazardous waste generated by the Greenhouse in accordance with all Applicable Laws.

         10.2  Changes in Laws.  Colorado Greenhouse shall comply with
               ---------------
applicable changes in the Applicable Laws and shall inform WCR of such changes. To the extent that such changes require alterations in the Greenhouse configuration, operation, maintenance procedures or other aspects of Greenhouse operation and maintenance, the cost thereof shall be borne by WCR. The parties acknowledge that any material alteration in the Greenhouse may necessitate a change in the Allocated Percentage for the Greenhouse and each of the other Greenhouses.

Article 11.  Indemnification.
----------------------------

         11.1  Indemnification by Colorado Greenhouse.  (a) Colorado Greenhouse
               --------------------------------------
shall indemnify and hold harmless WCR and its affiliates, officers, directors, managers, shareholders, members, employees and agents, from any loss, liability or damage incurred or suffered by any such person by reason of Colorado Greenhouse's failure to perform its obligations hereunder or its negligence or willful misconduct, including, without limitation, any judgment, award or settlement, other costs and expenses, and reasonable attorneys' fees incurred in connection with the defense of any actual or threatened claim or action based on any such act or omission, unless such loss, liability or damage results from such indemnified person's fraud, negligence or willful misconduct. Such attorneys' fees shall be paid as incurred.

               (b) Colorado Greenhouse shall indemnify and hold harmless WCR and its affiliates, officers, directors, managers, shareholders, members, employees and agents from any and all liability, claims, demands, actions and causes of action whatsoever (including without limitation reasonable attorneys' fees and expenses, and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or related to alleged contamination of the property underlying the Facility (the "Premises") by any hazardous or toxic substance, pollutant or contaminant, or alleged injury or threat of injury, to health, safety or the environment, or alleged noncompliance with any federal, state and local environmental statutes, regulations, ordinances, and any permits, approvals or judicial or administrative orders issued thereunder, giving rise to liability under any federal, state or local environmental statutes or ordinances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
(S)(S) 9601 et seq., as amended from time to time, or under any common law
            -- ---
claim, including claims for personal injury or property damage or for any claim by any governmental or private party for remedial or removal costs, natural resource damages, property damages, damages for personal injuries, or other costs, expenses or damages or any claim for injunctive relief arising from any alleged injury or threat of injury to health, safety or the environment relating to the Premises.

         11.2  Indemnification by WCR.  WCR shall indemnify and hold harmless
               ----------------------
Colorado Greenhouse and its affiliates, managers, members, employees and agents, from any loss, liability or damage incurred or suffered by any such person by reason of WCR's failure to perform its obligations hereunder or its negligence or willful misconduct, including, without limitation, any judgment, award or settlement, other costs and expenses, and reasonable attorneys' fees incurred in connection with the defense of any actual or threatened claim or action based on any such act or omission, unless such loss, liability or damage results from such indemnified person's fraud, negligence or willful misconduct. Such attorneys' fees shall be paid as incurred. Any such indemnification shall be paid only from the assets of WCR and neither Colorado Greenhouse nor any third party shall have recourse against the personal assets of any member of WCR or their respective affiliates for such indemnification.

Any indemnification required herein to be made by WCR or Colorado Greenhouse shall be made promptly following the determination of the loss, liability or damage incurred or suffered by final judgment of any court, settlement, contract or otherwise.

Article 12.  Representations.
----------------------------

         12.1  Representations of Colorado Greenhouse.  Colorado Greenhouse
               --------------------------------------
represents and warrants to WCR as follows:

               (a) that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado;

               (b) that it has personnel available to it with the expertise in connection with the management of greenhouses sufficient for it to perform its obligations under this Agreement in a manner consistent with Good Greenhouse Practices;

               (c) that the execution, delivery and performance of this Agreement by Colorado Greenhouse has been duly authorized by all necessary limited liability company action and this Agreement has been duly executed and delivered by Colorado Greenhouse and, subject to due execution and delivery by WCR, this Agreement will be enforceable against Colorado Greenhouse in accordance with its terms, and does not constitute a default under its operating agreement, or any instrument to which it is a party, nor does it violate any provision of any law, rule, regulation, order, judgment, decree, determination, or award presently in effect having applicability to it;

               (d) that it has all necessary permits, licenses, and other governmental approvals required to perform its obligations hereunder, except for permits WCR is required to obtain; and

               (e) that there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or before any governmental department, agency, instrumentality, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform its obligations under this Agreement.

         12.2  Representations by WCR.  WCR represents and warrants to Colorado
               ----------------------
Greenhouse as follows:

               (a) that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado;

               (b) that the execution, delivery and performance of this Agreement by WCR has been duly authorized by all necessary limited liability company action and this Agreement has been duly executed and delivered by WCR and, subject to due execution and delivery by Colorado Greenhouse, this Agreement will be enforceable against WCR in accordance with its terms, and does not constitute a default under its operating agreement, or any instrument to which it is a party, nor does it violate any provision of any law, rule, regulation, order, judgment, decree, determination, or award presently in effect having applicability to it; and

               (c) that there are no actions, suits, or proceedings pending or, to its knowledge, threatened against it in any court or before any governmental department, agency, instrumentality, or any arbitrator, in which there is a reasonable possibility of an adverse decision which could materially and adversely affect its ability to perform its obligations under this Agreement.

Article 13.  Colorado Greenhouse as Independent Contractor.
----------------------------------------------------------

         13.1  Independent Contractor.  Colorado Greenhouse shall be an
               ----------------------
independent contractor in the performance of this Agreement and shall have complete charge of the Services and personnel engaged in the performance of the Services. Nothing contained herein shall be deemed to create a relationship of employer-employee, master-servant, partnership, or joint venture.

         13.2  Subcontractors.  Colorado Greenhouse's Services may be performed
               --------------
by Colorado Greenhouse acting in its own name, or by Colorado Greenhouse's subcontracting portions to other Subcontractors or suppliers.

               (a) Colorado Greenhouse will assume the responsibility for, and liability arising in connection with, negotiating with, and performance by, its Subcontractors.

               (b) Colorado Greenhouse will have authority and control over the Subcontractors' work, including overtime and any special methods required, in the judgment of Colorado Greenhouse, to complete the Subcontractors' work in a correct and timely manner.

Article 14.  Survival.
---------------------

         The provisions of Articles 7 and 11 shall survive termination, cancellation or expiration of this Agreement.

Article 15.  Miscellaneous.
--------------------------

         15.1  Notices.  Notices and other communications with respect to this
               -------
Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy. Unless other addresses or telecopy numbers are specified in writing pursuant to this Section 15.1 to each other Party, such notices or other communications shall be sent to the following addresses or telecopy numbers as the case may be.

     WCR:                     Wolf Creek Rifle  LLC
                              4845 Pearl East Circle, Suite 300
                              Boulder, Colorado 80301-2474
                              Attention: Edward J. Wetherbee
                              Telephone: (303) 442-5112  FAX: (303) 442-5113

     Colorado Greenhouse:     Colorado Greenhouse LLC
                              P.O. Box 309
                              Fort Lupton, Colorado 80621
                              Attention: Matthew Cook
                              Telephone: (790) 857-1100  FAX: (790) 857-1200

         15.2  Arbitration.  All claims, disputes and other matters in question
               -----------
arising out of, or relating to this Agreement or the interpretation or breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association then in effect unless the Parties mutually agree otherwise. Said arbitration shall be before a panel of three arbitrators and shall be held in Denver, Colorado. This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual or other statute of limitations. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. Attorneys' fees and expenses may be payable to the prevailing party in such arbitration in the discretion of the arbitrators.

         15.3  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.4  Headings.  Titles and headings of the sections and subsections of
               --------
this Agreement are for the convenience of reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation of this Agreement.

         15.5  Assignments.  This Agreement shall not be assignable by either
               -----------
Party hereto without the prior written consent of the other Party.

         15.6  Inspections and Access by WCR.  Colorado Greenhouse will permit
               ------------------------------
WCR, its agents, employees and contractors to enter all parts of the Greenhouse during Colorado Greenhouse's business hours to inspect the same and to enable WCR to enforce or carry out any provision of this Agreement.

         15.7  Force Majeure.  Neither Party hereto shall be deemed to be in
               -------------
breach or in violation of this Agreement if such Party is prevented from performing any of its obligations hereunder by reason of Uncontrollable Forces that in fact prevent or delay performance hereunder. To the extent that any performance of any obligation is so prevented pursuant to this Section 15.7, such performance shall be suspended during the continuance of the Uncontrollable Forces and during the period following the cessation of such Uncontrollable Forces required to repair and rebuild the Facility to the extent necessary to place it back into commercial operation in accordance with Good Greenhouse Practices and Applicable Laws. Notwithstanding the foregoing, in the event of the inability of Colorado Greenhouse to substantially perform the Services for a period of 45 days or more by virtue of Uncontrollable Forces (which Uncontrollable Forces are not of a type affecting other persons generally), WCR may elect to terminate this Agreement upon five days' prior written notice to Colorado Greenhouse; it being understood and agreed that if such Uncontrollable Forces apply to, relate to or affect all persons as a general matter, then WCR will not terminate this Agreement pursuant to the provisions of this Section 15.7, unless such Uncontrollable Forces continue for a period of 180 days.

         15.8  Waiver.  The waiver of any breach of any term or condition hereof
               ------
shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. No failure to exercise and no delay in exercising, on the part of either Party hereto, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies at law.

         15.9   Severability.  If any term or provision of this Agreement or the
                ------------
performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be valid and enforced to the fullest extent permitted by law.

         15.10  Amendment.  No modification or amendment of this Agreement shall
                ---------
be valid unless in writing and executed by both Parties hereto.

         15.11  Governing Law.  This Agreement shall be governed by and
                -------------
construed under the laws of the State of Colorado. The parties hereby consent to the jurisdiction of the courts of the State of Colorado for the purposes of enforcing the arbitration provisions of Section 15.2.

         15.12  Entire Agreement.  This Agreement sets forth the entire
                ----------------
agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes and replaces all prior written agreements and negotiations and oral understandings, if any, with respect thereto.

         15.13  No Third Party Beneficiaries.  Except as specifically provided
                ----------------------------
herein, no person or party shall have any rights or interest, direct or indirect, in this Agreement or the Services to be provided hereunder, or both, except Colorado Greenhouse and WCR. The Parties specifically disclaim any intent to create any rights in any person or party as a third-party beneficiary to this Agreement or the Services to be provided hereunder except for AA#1.

         15.14  Amendment of Allocated Percentage.  The Allocated Percentage may
                ---------------------------------
be amended at any time by mutual agreement of the Parties hereto and shall be amended to reflect any change in size of any Other Greenhouse. If any of the Other Greenhouses decreases in size or is increased in size by the addition of space of like quality to its existing space then the Allocated Percentage shall be adjusted in proportion to the ratio that the change in size bears to the total size of the Greenhouse and the Other Greenhouses.

         This Agreement has been executed and delivered as of the date first above written.

                                        WCR:
                                        ----

                                        WOLF CREEK RIFLE LLC


                                        By: /s/ William E. Coleman
                                           -------------------------------
                                            William E. Coleman
                                           -------------------------------
                                           Manager



                                        COLORADO GREENHOUSE:
                                        -------------------

                                        COLORADO GREENHOUSE LIMITED LIABILITY
                                        COMPANY



                                        By: /s/ Edward J. Wetherbee
                                           -------------------------------
                                            Edward J. Wetherbee
                                           -------------------------------
                                           Manager

                                        and

                                        By: /s/ William E. Coleman
                                           -------------------------------
                                            William E. Coleman
                                           -------------------------------
                                           Manager

                                   EXHIBIT A
                                   ---------

                               Greenhouse Lease

                                   EXHIBIT B
                                   ---------

                             Allocation Percentage


         A percentage, as the same may be modified from time-to-time, and as in effect on the date set forth below:

                                                                 Allocated
             Time Period                                         Percentage
-------------------------------------------------------------------------------

         From 1/1/96 through the end of the second calendar
          quarter after the completion of the BGP II Greenhouse
           expansion ("Expansion Completion Date")               15.432%

         After the Expansion Completion Date                     14.581%

                                   EXHIBIT C
                                   ---------

                               Project Documents

                                     B-C-1